EXHIBIT 99
News Release

FOR IMMEDIATE RELEASE
April 24, 2009
Contact:	David M. Kepler
President and Chief Executive Officer
Telephone: 937-548-4158
GREENVILLE FEDERAL FINANCIAL CORPORATION REPORTS EARNINGS FOR THE THIRD QUARTER ENDED MARCH 31, 2009 AND DECLARES DIVIDEND
Greenville, Ohio, April 24, 2009. Greenville Federal Financial Corporation (the “Corporation”) (OTCBB: GVFF), today announced the Corporation’s financial results for the third fiscal quarter. Due largely to a non-cash impairment charge with respect to one investment, for the quarter ended March 31, 2009 the Corporation reported a net loss of $371,000, or $0.17 per share, compared to net income of $136,000, or $0.06 per share, for the same quarter in 2008.
The quarter-to-quarter decrease in net income was attributed primarily to the non-cash impairment charge on investment securities of approximately $482,000 resulting from an investment by the Corporation’s subsidiary, Greenville Federal, in the AMF Ultra Short Mortgage Fund (the “Fund”). Rating agency downgrades of the underlying mortgage-related securities held in the fund, as well as deteriorating economic conditions across the country, had significantly decreased the net asset value of the Fund. In light of the decline in the fair value of the fund, the securities downgrades and the deteriorating economic conditions, the Board of Directors of Greenville Federal determined that the impairment in the value of the Fund is other-than-temporary, requiring the expensing of the impairment charge. The Corporation does not expect that the impairment charge will result in future cash expenditures. As of March 31, 2009, Greenville Federal’s investment in the Fund had a fair market value of $12.1 million.
Greenville Federal is required to maintain minimum regulatory capital pursuant to federal regulations. At March 31, 2009, Greenville Federal’s regulatory capital continued to substantially exceed all minimum regulatory capital requirements.
In addition to the impairment charge, the decrease in net income was also attributed to an increase of $85,000, or 8.4%, in general, administrative and other expenses, an increase of $35,000 in the provision for losses on loans and a decrease in other income of $25,000, partially offset by an increase of $91,000 in net interest income and a $29,000 decrease in federal income taxes.
The increase in provision for losses on loans was due to weakness in the financial and credit markets, deteriorating values in residential properties continuing during the third quarter, an increase in the level of delinquent loans during the period, an increase in charge-offs in the quarter and projected increases in charge-offs in the future.
The increase in general, administrative and other expense was due primarily to a $90,000 increase in employee compensation and benefits, a $64,000 increase in other operating expense, and a $17,000 increase in occupancy and equipment expense, partially offset by a $59,000 decrease in data processing expense, a $15,000 decrease in franchise taxes, and a $12,000 decrease in provision for loss on real estate acquired through foreclosure or deed in lieu of foreclosure.
The net loss for the nine months ended March 31, 2009 was $3.1 million, or $1.38 per share, compared to net income of $465,000 for the nine-month period ended March 31, 2008. The difference was primarily attributed to a $3.3 million total non-cash impairment charge on the Fund for the nine-month period ended March 31, 2009, an increase of $514,000, or 17.3%, in general, administrative and other expenses, and an $85,000, or 100%, increase in the provision for losses on loans, partially offset by an increase of $261,000, or 8.8%, in net interest income and a $142,000, or 78.5%, decrease in federal income taxes.

The increase in general, administrative and other expense for the nine months was due primarily to a $226,000 increase in employee compensation and benefits, a $188,000 increase in other operating expenses, and a $171,000 increase in write downs to updated net realizable values on real estate acquired by foreclosure or deed in lieu of foreclosure, partially offset by a $74,000 decrease in data processing and a $36,000 decrease in franchise taxes. Excluding the $3.3 million non-cash impairment charge on investment securities, the Corporation would have recorded net income of $254,000, compared to $465,000 in the same period in 2008.
The Corporation reported total assets of $121.5 million at March 31, 2009, total liabilities of $102.9 million, including deposits of $76.2 million, and total stockholders’ equity of $18.6 million.
The Corporation also announced that the Board of Directors has declared a cash dividend of $0.07 per share of the Corporation’s common stock. The dividend is to be paid on May 15, 2009, to stockholders of record as of May 1, 2009.
Greenville Federal Financial Corporation is the holding company for Greenville Federal, a federally chartered savings bank headquartered in Greenville, Ohio. Greenville Federal attracts deposits from, and makes loans in, the Ohio counties of Darke, Preble, Auglaize, Miami, Shelby and Mercer and the Indiana counties of Randolph and Wayne.

GREENVILLE FEDERAL FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION
(In thousands)

	March 31,	June 30,
	2009	2008
	(Unaudited)
ASSETS

Cash and cash equivalents	$5,908	$7,220
Investment securities	14,115	19,458
Loans receivable	91,723	89,851
Other assets	9,775	9,597

Total assets	$121,521	$126,126

LIABILITIES AND STOCKHOLDERS’ EQUITY

Deposits	$76,229	$83,697
Advances from the FHLB	25,707	19,214
Other liabilities	971	1,359

Total liabilities	102,907	104,270

Stockholders’ equity	18,614	21,856

Total liabilities and stockholders’ equity	$121,521	$126,126

GREENVILLE FEDERAL FINANCIAL CORPORATION
CONDENSED CONSOLIDATED STATEMENTS OF INCOME
(In thousands, except per share data)
(Unaudited)

	Nine months ended		Three months ended
		March 31,		March 31,
	2009	2008	2009	2008
Total interest income	$5,154	$5,657	$1,705	$1,821
Total interest expense	1,932	2,696	621	828

Net interest income	3,222	2,961	1,084	993
Provision for losses on loans	85	—	35	—

Net interest income after provision for losses on loans	3,137	2,961	1,049	993
Other income	636	651	181	206
Impairment charge on investment securities	3,329	—	482	—
General, administrative and other expense	3,480	2,966	1,097	1,012

Income (loss) before income taxes	(3,036)	646	(349)	187
Income taxes	39	181	22	51

NET INCOME (LOSS)	$(3,075)	$465	$(371)	$136

EARNINGS (LOSS)
PER SHARE - basic and diluted	$(1.38)	$0.21	$(0.17)	$0.07